UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 2, 2013

LIMELIGHT NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

222 South Mill Avenue, 8th Floor

Tempe, AZ 85281

(Address, including zip code, of principal executive offices)

(602) 850-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with organizational changes aimed at accelerating focus on product excellence, operational excellence, and customer satisfaction, on October 2, 2013, Limelight Networks, Inc. (the “Company”) announced that it will be eliminating the position of Chief Operating Officer. As a result, Indu Kodukula’s employment with the Company will terminate. The responsibilities of this position will be distributed among the current management team.

Following his departure, pursuant to the terms of his employment agreement, Mr. Kodukula will receive continued payment of his annual base salary for six months, with such amounts to be paid in accordance with the Company’s normal payroll policies, reimbursement for premiums paid for continued health benefits for Mr. Kodukula (and any eligible dependents) under the Company’s health plans until the earlier of six months or the date upon which he and his eligible dependents become covered under similar plans, and he will remain eligible to receive a cash incentive bonus payable upon achievement of performance goals established by the Compensation Committee pursuant to the 2013 Management Bonus Plan. Any payouts of the annual cash incentive bonus to Mr. Kodukula will be prorated through the date of termination and will be paid after the Company’s 2013 financial results have been reviewed and approved by the Audit Committee or the Board of Directors. Also, the Compensation Committee of the Board of Directors delegated authority to the Chief Executive Officer to authorize, in his discretion, the accelerated vesting of 29,688 restricted stock units currently scheduled to vest on December 1, 2013, all of which would otherwise forfeit upon Mr. Kodukula’s termination of employment prior to December 1, 2013, on the condition that Mr. Kodukula remain a service provider to the Company through October 31, 2013 to assist in the transition of his responsibilities. None of the above-referenced amounts will be paid or provided until a separation agreement and release of claims is signed and becomes effective and irrevocable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Dated: October 2, 2013	By:	/s/ Philip C. Maynard
Philip C. Maynard Senior Vice President, Chief Legal Officer and Secretary